Exhibit 99.1

CORRECTING AND REPLACING

RH REPORTS RECORD THIRD QUARTER FISCAL 2019 RESULTS

Company Raises Fiscal 2019 Guidance for the Fourth Time this Year

CORRECTION… by RH

Corte Madera, CA - December 5th, 2019 - In a release dated December 4, 2019, the fiscal year 2019 adjusted diluted EPS in the Fourth Quarter and Fiscal 2019 Outlook table was incorrect due to a miscalculation of the adjusted diluted share count. The correct adjusted diluted EPS is $11.42 - $11.54, and the associated % growth vs. prior year is 46% - 48%. All other guidance figures in the table including adjusted net income are correct.

The corrected release reads:

RH REPORTS RECORD THIRD QUARTER FISCAL 2019 RESULTS

Company Raises Fiscal 2019 Guidance for the Fourth Time this Year

RH (NYSE: RH) today announced third quarter fiscal 2019 results. Chairman & Chief Executive Officer Gary Friedman provided an update on the Company’s continued evolution and outlook.

THIRD QUARTER 2019 HIGHLIGHTS

Q3 GAAP NET REVENUES INCREASED +6.4% to $677.5M

Q3 ADJUSTED NET REVENUES INCREASED +6.0% TO $676.7M

Q3 GAAP OPERATING INCOME INCREASED +111% TO $89.2M VS. $42.2M LY

Q3 ADJUSTED OPERATING INCOME INCREASED +44% TO $87.8M VS. $61.1M LY

Q3 GAAP OPERATING MARGIN INCREASED 660 BASIS POINTS TO 13.2% VS. 6.6% LY

Q3 ADJUSTED OPERATING MARGIN INCREASED 340 BASIS POINTS TO 13.0% VS. 9.6% LY

Q3 GAAP NET INCOME INCREASED +161% TO $52.5M VS. $20.1M LY

Q3 ADJUSTED NET INCOME INCREASED +52% TO $65.4M* VS. $43.2M* LY

Q3 GAAP EPS INCREASED +197% TO $2.17 VS. $0.73 LY

Q3 ADJUSTED DILUTED EPS INCREASED +74% TO $2.79* VS. $1.60* LY

Q3 FREE CASH FLOW INCREASED TO $96M VS. $16M LY

YTD FREE CASH FLOW INCREASED TO $234M VS. $19M LY

*The Company’s adjusted net income and adjusted diluted EPS benefited by $5.5M and $0.24, respectively, in the third quarter due to a lower tax rate of 13.7% versus the previous estimate based on a normalized tax rate of 21%.

As of February 3, 2019, the Company adopted Accounting Standards Update 2016-02, Accounting Standards Update 2018-10 and Accounting Standards Update 2018-11 (together, “ASC 842”), which pertain to accounting for leases. The Company’s previous and current guidance conforms to the new policy. Under the Company’s adoption method, the Company’s financial results for prior comparative periods are presented with adjustments to reflect the impact of ASC 842. The Company has provided reconciliation tables that update historical results to reflect these changes in lease accounting standards.

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

To Our People, Partners, and Shareholders,

We are pleased to report record third quarter results and are raising our fiscal 2019 guidance for the fourth time this year.

We generated record GAAP revenues of $678 million in the quarter, an increase of 6.4%, inclusive of a two point drag from eliminating unproductive product categories and fringe promotions. Taking into account the two point drag, revenues for the quarter would have increased 8.4%. We also generated record adjusted operating earnings of $88 million, up 44% versus last year; record adjusted operating margin of 13.0%, a 340 basis points increase versus 9.6% a year ago; record adjusted diluted earnings per share of $2.79, up 74% versus $1.60 last year; and $96 million of free cash flow in the quarter versus $16 million a year ago.

We believe real models will become wildly popular in the post WeWork era

We have spent decades building a business model that generates industry leading profitability and return on invested capital, and believe real models will become wildly popular in the post WeWork era.

We also believe this recent period has been reminiscent of previous times when growth without profitability has been unjustly rewarded, and valuations were based on the misplaced belief that an online retail business is more profitable than a physical store. This view has driven new concepts to launch as “digitally native brands” chasing internet valuations and cheap capital from private and public markets who have somehow confused an online retail startup, or in the case of WeWork, an office subleasing business, with a technology company. It’s becoming clear that retail brands birthed online desperately need a store lifeline to survive, as many are finding the variable cost of marketing an invisible store an unprofitable path to the future.

Traditional retailers hoping for the same favorable valuations, and in some cases driven by the fear of not being viewed as fashionable by millennials, have allocated the vast majority of their capital to unnaturally grow their digital business. This has resulted in shifting, not lifting, sales online at greater costs, driving down margins while physical stores have been left to rot.

We on the other hand have chosen to take the road less traveled, and believe, like Robert Frost, that it will make all the difference. Our focus on elevating the RH brand by building architecturally inspiring spaces that blur the lines between residential and retail, indoors and outdoors, home and hospitality with seamlessly integrated restaurants and services, have rendered our brand more valuable while creating a customer experience that cannot be replicated online.

Our dominant physical presence combined with our integrated multi-channel platform that generates over a billion dollars online will continue to enable the RH brand to disrupt the highly fragmented luxury home furnishings market and take share for years to come.

Add to the above the most efficient operating platform in our industry, a vertically integrated real estate development model that is dramatically lowering capital requirements and occupancy costs, and our discipline of driving high quality profitable growth and you begin to understand why RH is one of the only brands that is expanding operating margins while generating industry leading returns on invested capital and significant free cash flow.

The emergence of RH as a luxury brand generating luxury margins

We expect our operating margin to expand at least 200 basis points in fiscal 2020 and now see a clear path to a 20% operating margin over the next several years.

Factors contributing to 200 additional basis points in 2020 include:

•	Cycling 1,000 basis points of margin erosion in 2019 in our Outlet business due to liquidating excess inventory from the closure of a distribution center in the fourth quarter of 2018.

•

Cycling the margin drag from transitioning our rug business in 2019 from a single source importer to a direct sourcing model. We expect rug margins to increase approximately 2,000 basis points year over year as we cycle markdowns to clear old inventory and realize significantly higher margins by eliminating the additional markup from our previous single source importer.

•

Cycling the margin drag from the investments to launch RH Beach House and RH Ski House in mid to late 2019 and the requirement to expense 100% of the advertising costs when the books were mailed while only realizing a fraction of the annual revenues. We expect to leverage that initial investment next year, while also expanding and optimizing the assortments and mailing strategy.

•

As previously communicated, we also expect margin contribution from the redesign of our operating platform and home delivery network in 2020 as our teams continue to use first principles thinking to reconceptualize industry methodologies that have been widely duplicated but rarely innovated.

Our planned margin improvement next year takes into account negative impacts on margin from:

•

The continued 50 basis point operating margin drag from our investments to build a hospitality platform and the associated pre-opening costs of bringing six restaurants and our first RH Guesthouse to life in 2020. We expect this margin drag to subside over the next few years as we begin to gain scale in hospitality and leverage our infrastructure.

•	A 70 basis point operating margin drag from Waterworks which we expect to reduce over the next several years as we gain efficiencies by greater integration of the business on the RH platform.

We also continue to see long term margin opportunities as a result of our new vertically integrated real estate, design and development organization. We have in-sourced the majority of the real estate functions, developed the RH Architecture and Engineering group, and have formed RH Build, our own internal construction company, driving dramatically lower costs to source and build our new Galleries. This development model combined with the high productivity of our new Galleries and one of the most attractive hospitality concepts available to developers, continues to enhance our deal economics, resulting in lower capital requirements and higher returns on invested capital.

Additionally, we have begun to prove our capability as a property developer with our first two development projects in Yountville, California, and Edina, Minnesota. In Yountville we were able to acquire, develop, and execute a sale leaseback of the project at a cap rate of 4.26%, recouping the vast majority of our capital, and we expect to complete a sale leaseback of our Edina Gallery by the first half of next year at a cap rate in the range of 5.0% to 5.25%, again recouping most of our investment. We are also developing our Aspen Gallery and Guesthouse in a joint venture that requires no upfront capital, and where RH has a profit interest upon completion and sale of the properties. We expect to recoup 90% to 100% of the minimal finish and fixture capital investment in both projects.

We believe the combination of our new capital-light lease developments, joint venture developments, and RH developments will result in lower occupancy costs, lower capital requirements, higher cash flow, and significantly higher returns on invested capital.

Lastly, as we continue to transform our real estate in North America from legacy to new design Galleries, we expect our revenues to increase substantially, leveraging occupancy, advertising, and other SG&A costs across the platform.

Product elevation + Gallery transformation + Global expansion = $20 billion opportunity

In 2019 we began to elevate our product offer with the introduction of RH Beach House and RH Ski House, plus the test of Bespoke Collections in our RH Interiors Source Book. The revenue growth from those investments will begin to bear fruit in fiscal 2020 as we gain a full year of sales and continue to expand the assortments, optimize the Source Books, and present collections in our Galleries. We will also gain a partial year of revenues from the launch of RH Color next fall.

We plan to increase our Gallery openings to 5 to 7 per year despite unexpected delays in development timelines we’ve experienced in our recent projects. As an example, the mall construction related to the development of RH Marin, The Gallery at the Village of Corte Madera is not complete and we have decided to delay the opening until the first quarter of next year. We do not get a second chance to make a first impression, and opening our new Gallery facing unsightly construction is not an option. Our other new development, RH Columbus, The Gallery at Easton Town Center is opening next week, and we hope to see some of you at the party on Wednesday night. We are having success filling the development pipeline with more than enough projects to reach our goal of 5 to 7 new Galleries per year going forward, and have increased confidence in the predictability of openings as the majority are prototype Galleries, and we take greater control of the development process.

We expect to open five new Galleries and one Guesthouse in fiscal 2020 with RH Marin, RH Charlotte, and RH San Francisco opening in the first half, and RH Dallas, RH Jacksonville, and our first RH Guesthouse in New York opening in the second half of next year. Additionally, we will benefit in 2020 from the late 2019 openings of RH Minneapolis and RH Columbus. We also plan to open a minimum of 7 new Galleries in fiscal 2021.

RH New York, our largest and most important new Gallery, continues to trend comfortably in excess of $100 million in revenue for fiscal 2019 and will generate more than $30 million of cash contribution in its first full fiscal year.

We are building towards the launch of RH International in 2021 or 2022 and are close to completing real estate transactions for 5 to 7 initial locations across Europe. As discussed, we now believe RH International represents our largest growth opportunity, and based on the penetration of other luxury businesses, we believe it will position RH to become a $20 billion global brand.

A capital structure that creates flexibility and optionality

Focusing on our balance sheet, we ended the third quarter with inventory of $429 million versus $566 million last year, down $137 million or 24% versus a 6% revenue increase. Due to the efficiency of our supply chain network redesign and the simplification of our reverse logistics and outlet business we expect to end the year with inventories down $90 to $100 million versus 2018.

We are projecting to generate free cash flow in the range of $350 to $360 million for 2019 and expect a ratio of net debt to trailing twelve month adjusted EBITDA of approximately 1.7 times at year end.

While we remain comfortable with our balance sheet, the current market conditions for convertible debt remain attractive.  As previously communicated, we will continue to be opportunistic as it relates to the capital markets and may issue additional convertible notes if the terms are favorable. Looking back, had we not been opportunistic in responding to market conditions through our prior convertible notes financings we would not have been in a position to repurchase 24.4 million shares, or approximately 60% of the total shares outstanding at an average price of $61.40, which has proven to be an excellent allocation of capital for the benefit of our shareholders. We believe our Company remains undervalued and we will continue to evaluate share repurchases.

China tariffs – the long and winding road

Regarding trade with China, we do not expect the current tariffs to impair our ability to achieve stated financial goals and the impact from the increased tariffs is embedded in our guidance for the year. We continue to receive pricing accommodations from vendors and have implemented price increases where necessary with little to no impact to our business.

Increasing our long-term outlook

Looking forward, we see a clear path to over $5 billion in North America revenues, with high teens to low twenties operating margins and ROIC in excess of 50%. Additionally, we now believe there is an opportunity to build a $20 billion global brand as we expand internationally and further develop the RH ecosystem that will move the brand beyond creating and selling products to conceptualizing and selling spaces.

We are increasing our long-term targets to:

Net revenue growth of 8% to 12%

Adjusted operating margins in the high teens to low twenties

Adjusted net income growth of 15% to 20%

Return on invested capital (ROIC) in excess of 50%

Building a brand with no peer

We do understand the strategies we are pursuing – opening the largest specialty retail experiences in our industry while most are shrinking the size of their retail footprint or closing stores; moving from a promotional to a membership model, while others are increasing promotions, positioning their brands around price versus product; continuing to mail inspiring Source Books, while many are eliminating catalogs; and refusing to follow the herd in self-promotion on social media, instead allowing our brand to be defined by the taste, design, and quality of the products and experiences we are creating – are all in direct conflict with conventional wisdom and the plans being pursued by many in our industry.

We believe when you step back and consider: one, we are building a brand with no peer; two, we are creating a customer experience that cannot be replicated online; and three, we have total control of our brand from concept to customer, you realize what we are building is extremely rare in today’s retail landscape and, we would argue, will also prove to be equally valuable.

We would like to thank all of our people and partners whose passion and persistence bring our vision and values to life each and every day, as we pursue our quest to become one of the most admired brands in the world.

Carpe Diem,

Gary

Note: We define return on invested capital (ROIC) as adjusted operating income after-tax for the most recent twelve-month period, divided by the average of beginning and ending debt and equity less cash and equivalents as well as short and long-term investments for the most recent twelve- month period. ROIC is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Our method of determining ROIC may differ from other companies’ methods and therefore may not be comparable.

Q&A CONFERENCE CALL INFORMATION

Accompanying this release, RH leadership hosted a live question and answer conference call at 2:00 p.m. PT (5:00 p.m. ET) on December 4, 2019. A replay of the question and answer session conference call will be available through December 18, 2019 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 5322168, as well as on the Company’s investor relations website.

ABOUT RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers its collections through its retail galleries across North America, the Company’s multiple Source Books, and online at RH.com, RHModern.com, RHBabyandChild.com, RHTeen.com and Waterworks.com.

NON-GAAP FINANCIAL MEASURES

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted operating income, adjusted net income or adjusted net earnings, adjusted net income margin, adjusted diluted earnings per share, normalized adjusted net income, normalized adjusted diluted net income per share, ROIC or return on invested capital, free cash flow, adjusted operating margin, adjusted gross margin, adjusted SG&A, EBITDA and Adjusted EBITDA (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non- GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding: Our fiscal 2019 guidance including our expectations for adjusted net revenue, adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted EPS; our statements regarding RH being a real model that generates industry leading profitability and return on invested capital, and our belief that real models will become wildly popular in the post WeWork era; our future opportunity, growth plans and strategies, including our focus on elevating the brand; our expectations regarding our tax rate for fiscal 2019 including assumptions regarding our applicable tax rate and factors that would affect our tax rate; our expectation that the RH brand will continue to disrupt the highly fragmented luxury home furnishings market and take share for years to come; our expectation that operating margins will expand over the next several years and the reasons therefor; our expectations concerning our ability to increase our operating margins in future periods such as the expectation that operating margins will expand by at least 200 basis points in fiscal 2020 and our path to 20% operating margin over the next several years including the basis for such expectations, such as expectations concerning cycling previous drags on margin and operating margin improvements from our current and future business initiatives such as our rug strategy, the introduction of RH Beach House, RH Ski House and other new product categories and assortments, the redesign of our operating platform and home delivery network in 2020 and other operational improvements, the benefits of our real estate strategy including capital efficiencies and lower capital requirements and higher ROIC as well as our expectation to alleviate the current drag on operating margins from various investments we are making such as investments in RH Hospitality and RH Guesthouse as well as expected benefits from greater integration of Waterworks on the RH platform; statements regarding elevating the RH brand by building architecturally inspiring spaces that blur the lines between residential and retail, indoors and outdoors, home and hospitality with seamlessly integrated restaurants and services which have rendered our brand more valuable while creating a customer experience that cannot be replicated online; our belief that RH is one of the only brands that is expanding operating margins while generating industry leading returns on invested capital and significant free cash flow; our statement that RH Build is driving dramatically lower costs to source and build our new Galleries; our statement that our development model combined with the high productivity of our new Galleries and one of the most attractive hospitality concepts available to developers continues to enhance our deal economics, resulting in lower capital requirements and higher returns on invested capital; our statement that our product elevation,  Gallery transformation and global expansion presents a $20 billion opportunity; our statement that our capital structure creates flexibility and optionality; our statement that we are building a brand with no peer; our expectation that revenues will increase as we continue the transformation of our real estate in North America from legacy to new design Galleries; our expectation for revenue growth from RH Beach House, RH Ski House and Bespoke Collections in our RH Interiors Source Book; our expectations regarding year-end inventory levels; our expectation that we will complete a sale leaseback of our Edina Gallery in the first half of next year; our expectations regarding our investments in our Aspen Gallery and Guesthouse projects; our belief that the combination of our new capital light lease developments, joint venture developments, and RH developments will result in lower occupancy costs, lower capital requirements, higher cash flow, and significantly higher returns on invested capital; our statement that our RH New York Gallery continues to trend comfortably in excess of $100 million in revenue for fiscal 2019 and will generate more than $30 million of cash contribution in its first full fiscal year; our belief that the current tariffs will not impair our ability to achieve our stated financial goals; our expectation to increase our Gallery openings to 5 to 7 per year; our plan to open five new Galleries and one Guesthouse in fiscal 2020 with RH Marin, RH Charlotte, and RH San Francisco opening in the first half, and RH Dallas, RH Jacksonville, and our first RH Guesthouse in New York opening by the second half of next year; our plan to open a minimum of 7 new Galleries in fiscal 2021; our plan to launch RH Color next Fall; our belief that RH International represents our largest growth opportunity and our belief that it will position RH to become a $20 billion global brand; our plan to launch RH International in 2021 or 2022 and to complete real estate transactions for 5 to 7 initial locations across Europe; our belief that our Company remains undervalued and that the repurchase of our shares will prove to be an excellent allocation of capital for the benefit of our shareholders; our expectations regarding the convertible notes market and our ability to complete a convertible notes financing on favorable terms; our expectations regarding sources and uses of capital; our projections regarding free cash flow and net debt to trailing twelve month adjusted EBITDA at year end; our path to over $5 billion in North America revenues, with high teens to low twenties operating margins and ROIC in excess of 50%; our long term targets, including net revenue growth of 8% to 12%, adjusted operating margins in the high teens to low twenties, adjusted net income growth of 15% to 20% annually and ROIC in excess of 50%; our intention to be opportunistic as it relates to the capital markets and the potential benefits to our Company of completing a notes offering on acceptable terms; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to our dependence on key personnel and any changes in our ability to retain key personnel; successful implementation of our growth strategy; risks related to the number of new business initiatives we are undertaking; successful implementation of our growth strategy including our real estate transformation and the number of new Gallery locations that we seek to open and the timing of openings; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the housing market as well as the impact of economic conditions on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; decisions concerning the allocation of capital; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products including risks related to tariffs, the countermeasures and mitigation steps that we adopt in response to tariffs and other similar issues, as well as those risks  and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

CONTACT

Allison Malkin

203-682-8225

allison.malkin@icrinc.com

FOURTH QUARTER AND FISCAL 2019 OUTLOOK

(In millions, except per share data)

The Company is providing the following outlook for the fourth quarter and full year fiscal 2019:

	Prior Guidance		Updated Guidance
	Fourth Quarter	Fiscal Year	Fourth Quarter	Fiscal Year
	2019	2019	2019	2019
Adjusted net revenues	$703.0 - $711.0	$2,680 - $2,694	$703.0 - $711.5	$2,685 - $2,694
% growth vs. prior year	5% - 6%	7%	5% - 6%	7%

Adjusted gross margin (% of net revenues)	40.9% - 41.2%	40.6% - 40.7%	40.9% - 41.2%	41.0% - 41.1%

Adjusted SG&A (as % of net revenues)	24.7% - 24.6%	26.9%	24.5%	26.9%

Adjusted operating income	$114.0 - $117.8	$365.5 - $372.3	$115.3 - $119.0	$378.6 - $382.3
% growth vs. prior year	12% - 16%	27% - 30%	14% - 17%	32% - 33%

Adjusted operating margin (% of net revenues)	16.2% - 16.6%	13.6% - 13.8%	16.4% - 16.7%	14.1% - 14.2%

Adjusted net income*	$83.0 - $86.0	$252.9 - $258.2	$83.8 - $86.7	$268.9 - $271.8

Adjusted diluted EPS*	$3.50 - $3.62	$10.78 - $11.01	$3.50 - $3.62	$11.42 - $11.54
% growth vs. prior year	20% - 24%	38% - 41%	20% - 24%	46% - 48%

Adjusted capital expenditures—net of landlord contributions		$160 - $170		$150 - $160

Asset sales		$50 - $60		$24

Free cash flow		$325 - $350		$350 - $360

* The prior guidance for these financial measures is implied by the Company’s September 18, 2019 upward revision to adjusted diluted EPS guidance. The last actual guidance issued for fourth quarter 2019 and fiscal 2019 adjusted net income and fourth quarter 2019 adjusted diluted EPS was on September 10, 2019 in connection with the Company’s second quarter earnings release, when the Company provided adjusted net income guidance of $246.9 million to $252.3 million and adjusted diluted EPS of $10.53 to $10.76 for fiscal 2019, adjusted net income guidance of $78.9 million to $81.9 million and adjusted diluted EPS of $3.33 to $3.45 for the fourth quarter 2019.

Note: The Company’s adjusted net income does not include certain charges and costs. The adjustments to net revenues, gross margin, selling, general and administrative expenses, operating income, operating margin and net income in future periods are generally expected to be similar to the kinds of charges and costs excluded from such non-GAAP financial measures in prior periods, such as unusual non-cash and other compensation expense; legal claim related expenses; recall accruals; reorganization costs including severance costs and related taxes; and non-cash amortization of debt discount, among others. The exclusion of these charges and costs in future periods could have a significant impact on the Company’s adjusted net revenues, adjusted gross margin, adjusted selling, general and administrative expenses, adjusted operating income, adjusted operating margin and adjusted net income. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

RETAIL GALLERY METRICS

(Unaudited)

We operated the following number of retail Galleries, outlets and showrooms:

	November 2,	November 3,
	2019	2018
RH
Design Galleries [a]	21	20
Legacy Galleries	42	43
Modern Galleries	2	2
Baby & Child Galleries	5	6
Total RH Galleries	70	71
Outlets [b]	39	37

Waterworks Showrooms	15	15

[a]	As of November 2, 2019 and November 3, 2018, seven and six of our RH Design Galleries include an integrated RH Hospitality experience, respectively.
[b]

Net revenues for outlet stores, which include warehouse sales, were $60.7 million and $47.2 million for the three months ended November 2, 2019 and November 3, 2018, respectively. Net revenues for outlet stores, which include warehouse sales, were $170.2 million and $128.3 million for the nine months ended November 2, 2019 and November 3, 2018, respectively.

The following table presents RH Gallery and Waterworks showroom metrics and excludes outlets:

	Three Months Ended
	November 2,		November 3,
	2019		2018
		Total Leased Selling		Total Leased Selling
	Store Count	Square Footage	Store Count	Square Footage
		(in thousands)		(in thousands)
Beginning of period	85	1,074	85	1,053
Design Galleries:
Minneapolis Design Gallery	1	32.9	—	—
New York Design Gallery	—	—	1	50.5
Yountville Design Gallery	—	—	1	6.7
Legacy Galleries:
Minneapolis legacy Gallery	(1)	(13.3)	—	—
New York legacy Gallery	—	—	(1)	(21.4)
End of period	85	1,094	86	1,089

Weighted-average leased selling square footage		1,082		1,069
% Growth year over year		1%		16%

See the Company’s most recent Form 10‑K and Form 10‑Q filings for square footage definitions.

Total leased square footage as of November 2, 2019 and November 3, 2018 was approximately 1,480,000 and 1,467,000, respectively.

Weighted-average leased square footage for the three months ended November 2, 2019 and November 3, 2018 was approximately 1,462,000 and 1,439,000, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Nine Months Ended
	November 2,	% of Net	November 3,	% of Net	November 2,	% of Net	November 3,	% of Net
	2019	Revenues	2018	Revenues	2019	Revenues	2018	Revenues
Net revenues	$677,526	100.0%	$636,558	100.0%	$1,982,461	100.0%	$1,834,762	100.0%
Cost of goods sold	393,360	58.1%	386,537	60.7%	1,170,523	59.0%	1,107,064	60.3%
Gross profit	284,166	41.9%	250,021	39.3%	811,938	41.0%	727,698	39.7%
Selling, general and administrative expenses	194,929	28.7%	207,793	32.7%	550,087	27.8%	555,500	30.3%
Income from operations	89,237	13.2%	42,228	6.6%	261,851	13.2%	172,198	9.4%
Other expenses
Interest expense—net	21,564	3.2%	17,695	2.7%	67,195	3.4%	48,260	2.7%
Loss on extinguishment of debt—net	6,857	1.0%	—	—%	5,903	0.3%	917	—%
Total other expenses	28,421	4.2%	17,695	2.7%	73,098	3.7%	49,177	2.7%
Income before income taxes	60,816	9.0%	24,533	3.9%	188,753	9.5%	123,021	6.7%
Income tax expense	8,353	1.3%	4,419	0.7%	36,811	1.8%	14,540	0.8%
Net income	$52,463	7.7%	$20,114	3.2%	$151,942	7.7%	$108,481	5.9%

Weighted-average shares used in computing basic net income per share	18,765,769		22,082,141		19,069,501		21,850,955
Basic net income per share	$2.80		$0.91		$7.97		$4.96

Weighted-average shares used in computing diluted net income per share	24,170,172		27,703,319		23,809,425		26,810,035
Diluted net income per share	$2.17		$0.73		$6.38		$4.05

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	November 2,	February 2,	November 3,
	2019	2019	2018
ASSETS
Cash and cash equivalents	$38,253	$5,803	$7,755
Merchandise inventories	429,189	531,947	566,117
Other current assets	92,037	166,217	112,333
Total current assets	559,479	703,967	686,205
Property and equipment—net	969,090	952,957	1,000,861
Operating lease right-of-use assets	415,912	440,504	451,751
Goodwill and intangible assets	210,398	210,401	242,487
Other non-current assets	207,134	115,189	99,127
Total assets	$2,362,013	$2,423,018	$2,480,431

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable and accrued expenses	$288,937	$320,497	$306,860
Convertible senior notes due 2019—net	—	343,789	339,707
Convertible senior notes due 2020—net	285,570	—	—
Operating lease liabilities	55,753	66,249	61,525
Deferred revenue, customer deposits and other current liabilities	273,446	262,051	223,948
Total current liabilities	903,706	992,586	932,040
Asset based credit facility	—	57,500	107,500
Term loan—net	89,408	—	—
Equipment promissory notes—net	36,613	—	—
Convertible senior notes due 2020—net	—	271,157	266,506
Convertible senior notes due 2023—net	262,177	249,151	244,944
Convertible senior notes due 2024—net	261,010	—	—
Non-current operating lease liabilities	412,247	437,557	449,080
Non-current finance lease liabilities	431,379	421,245	423,566
Other non-current obligations	28,693	32,512	31,625
Total liabilities	2,425,233	2,461,708	2,455,261

Stockholders’ equity (deficit)	(63,220)	(38,690)	25,170
Total liabilities and stockholders’ equity (deficit)	$2,362,013	$2,423,018	$2,480,431

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	November 2,	November 3,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$151,942	$108,481
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,945	64,934
Accretion of debt discount upon settlement of debt	(70,482)	—
Other non-cash items	121,847	118,407
Change in assets and liabilities:
Prepaid expense and other assets	42,178	(51,614)
Accounts payable and accrued expenses	(41,474)	(11,529)
Current and non-current operating lease liability	(61,887)	(57,806)
Other changes in assets and liabilities	(7,072)	(74,157)
Net cash provided by operating activities	210,997	96,716

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(64,614)	(73,278)
Deposit on asset under construction	(30,000)	—
Proceeds from sale of assets	24,078	—
Net cash used in investing activities	(70,536)	(73,278)

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments under asset based credit facility	(57,500)	(92,470)
Net borrowings (repayments) under term loans	86,000	(80,000)
Net borrowings (repayments) under promissory and equipment security notes	88,720	(31,974)
Debt issuance costs	(4,636)	—
Repayments of convertible senior notes	(278,560)	—
Repurchases of common stock—including commissions	(250,032)	(145,182)
Proceeds from issuance of convertible senior notes	350,000	335,000
Proceeds from issuance of warrants	50,225	51,021
Purchase of convertible notes hedges	(91,350)	(91,857)
Debt issuance costs related to convertible senior notes	(4,818)	(6,349)
Other financing activities	3,943	21,943
Net cash used in financing activities	(108,008)	(39,868)
Effects of foreign currency exchange rate translation	(3)	(136)
Net increase (decrease) in cash and cash equivalents and restricted cash equivalents	32,450	(16,566)
Cash and cash equivalents and restricted cash equivalents
Beginning of period—cash and cash equivalents	5,803	17,907
Beginning of period—restricted cash equivalents (construction related deposits)	—	7,407
Beginning of period—cash and cash equivalents and restricted cash equivalents	$5,803	$25,314

End of period—cash and cash equivalents	38,253	7,755
End of period—restricted cash equivalents (construction related deposits)	—	993
End of period—cash and cash equivalents and restricted cash equivalents	$38,253	$8,748

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018
Net cash provided by operating activities	$113,864	$47,696	$210,997	$96,716
Accretion of debt discount upon settlement of debt	—	—	70,482	—
Proceeds from sale of assets	24,078	—	24,078	—
Capital expenditures	(39,331)	(30,362)	(64,614)	(73,278)
Principal payments under finance leases	(2,737)	(1,370)	(7,136)	(4,937)
Free cash flow [a]	$95,874	$15,964	$233,807	$18,501

[a]

Free cash flow is calculated as net cash provided by operating activities, the non-cash accretion of debt discount upon settlement of debt and proceeds from sale of assets, less capital expenditures and principal payments under finance leases. Free cash flow excludes all non-cash items. Free cash flow is included in this press release because management believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018
GAAP net income	$52,463	$20,114	$151,942	$108,481
Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	(804)	1,948	(391)	3,801
Cost of goods sold:
Asset impairments and change in useful lives [b]	—	—	4,909	—
Recall accrual [a]	(991)	1,738	(3,372)	(1,778)
Distribution center closures [c]	—	1,478	—	1,478
Impact of inventory step-up [d]	—	—	—	380
Selling, general and administrative expenses:
Asset impairments and change in useful lives [b]	1,031	—	2,143	—
Reorganization related costs [e]	1,075	7,564	1,075	9,285
Asset held for sale gain [f]	(1,529)	—	(1,529)	—
Legal settlements [g]	—	—	(1,193)	(5,289)
Recall accrual [a]	(258)	300	(225)	645
Lease losses [h]	—	3,411	—	3,411
Distribution center closures [c]	—	2,408	—	1,568
Interest expense—net:
Amortization of debt discount [i]	9,638	11,283	31,245	27,555
Loss on extinguishment of debt—net [j]	6,857	—	5,903	917
Subtotal adjusted items	15,019	30,130	38,565	41,973
Impact of income tax items [k]	(2,036)	(7,060)	(5,390)	(20,109)
Adjusted net income [l]	$65,446	$43,184	$185,117	$130,345

[a]	Represents adjustments to net revenues, cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments, and vendor and insurance claims.
[b]

The adjustment for the nine months ended November 2, 2019 includes $4.9 million of accelerated depreciation expense due to a change in the estimated useful lives of certain assets, as well as a $0.5 million charge related to the termination of a service agreement associated with such assets, which are included in cost of goods sold and selling, general and administrative expenses, respectively. The adjustment to selling, general and administrative expenses for the three and nine months ended November 2, 2019 also includes asset impairment of $1.0 million and $1.6 million, respectively.

[c]	Represents disposals of inventory and property and equipment, lease related charges, inventory transfer costs and other costs associated with distribution center closures.
[d]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[e]	Represents severance costs and related taxes associated with reorganizations.
[f]	Represents the gain on real estate related to asset held for sale and other land sales.
[g]	Represents legal settlements, net of related legal expenses.
[h]

Represents an additional lease related charge due to the remeasurement of the lease loss liability for RH contemporary Art resulting from an update to both the timing and the amount of future estimated lease related cash inflows.

[i]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”), for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), for the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”), and for the $350 million aggregate principal amount of convertible senior notes that were issued in September 2019 (the “2024 Notes”), we separated the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes, 2020 Notes, 2023 Notes and

2024 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes and the fair value of the liability components of the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.9 million and $0.7 million during the three months ended November 2, 2019 and November 3, 2018, respectively. Amounts are presented net of interest capitalized for capital projects of $2.3 million and $2.1 million during the nine months ended November 2, 2019 and November 3, 2018, respectively. The 2019 Notes matured on June 15, 2019 and did not impact amortization of debt discount post-maturity.

[j]

The three and nine months ended November 2, 2019 include a $6.7 million loss on extinguishment of debt related to the second lien term loan which was repaid in full in September 2019, as well as $0.2 million of accelerated debt issuance costs related to early repayment of a portion of the FILO term loan. The nine months ended November 2, 2019 also includes a $1.0 million gain on extinguishment of debt upon the maturity and settlement of the 2019 Notes in June 2019. The nine months ended November 3, 2018 represents a loss on extinguishment of debt related to the LILO term loan, the promissory note secured by our aircraft and the equipment security notes, all of which were repaid in June 2018.

[k]

The adjustment for the three months ended November 2, 2019 represents the tax effect of the adjusted items based on our effective tax rate of 13.7%. The adjustment for the nine months ended November 2, 2019 is based on an adjusted tax rate of 18.6%, which is calculated using a 21% normalized tax rate for the three months ended May 4, 2019 and the three months ended August 3, 2019, and the effective tax rate of 13.7% for the three months ended November 2, 2019. The three and nine months ended November 3, 2018 assume a normalized tax rate of 21%.

[l]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018
Diluted net income per share	$2.17	$0.73	$6.38	$4.05

Pro forma diluted net income per share [a]	$2.23	$0.74	$6.49	$4.10
Per share impact of adjustments (pre-tax) [b]:
Amortization of debt discount	0.41	0.42	1.33	1.04
Asset impairments and change in useful lives	0.04	—	0.30	—
Loss on extinguishment of debt—net	0.29	—	0.25	0.03
Reorganization related costs	0.05	0.28	0.05	0.35
Recall accrual	(0.09)	0.15	(0.17)	0.10
Asset held for sale gain	(0.06)	—	(0.06)	—
Legal settlements	—	—	(0.05)	(0.20)
Impact of inventory step-up	—	—	—	0.01
Lease losses	—	0.12	—	0.14
Distribution center closures	—	0.14	—	0.12
Subtotal adjusted items	0.64	1.11	1.65	1.59
Impact of income tax items [b]	(0.08)	(0.25)	(0.23)	(0.76)
Adjusted diluted net income per share [c]	$2.79	$1.60	$7.91	$4.93

[a]

For GAAP purposes, we incur dilution above the lower strike prices of our 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes of $116.09, $118.13, $193.65 and $211.40, respectively. However, we exclude from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $116.09 and $171.98 for our 2019 Notes, between $118.13 and $189.00 for our 2020 Notes, between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98, $189.00, $309.84 and $338.24, we will incur dilution related to the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes, respectively, and our obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Pro forma diluted net income per share for the three months ended November 2, 2019 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 23,478,124, which excludes dilution related to the 2020 Notes of 692,048 shares.  Pro forma diluted net income per share for the three months ended November 3, 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 27,048,517, which excludes dilution related to the 2019 Notes and 2020 Notes of 654,802 shares. Pro forma diluted net income per share for the nine months ended November 2, 2019 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 23,417,214, which excludes dilution related to the 2019 Notes and 2020 Notes of 392,211 shares. Pro forma diluted net income per share for the nine months ended November 3, 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,454,345, which excludes dilution related to the 2019 Notes and 2020 Notes of 355,690 shares.

[b]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]

Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES

AND GROSS PROFIT TO ADJUSTED GROSS PROFIT

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018
Net revenues	$677,526	$636,558	$1,982,461	$1,834,762
Recall accrual [a]	(804)	1,948	(391)	3,801
Adjusted net revenues [b]	$676,722	$638,506	$1,982,070	$1,838,563

Gross profit	$284,166	$250,021	$811,938	$727,698
Asset impairments and change in useful lives [a]	—	—	4,909	—
Recall accrual [a]	(1,795)	3,686	(3,763)	2,023
Distribution center closures [a]	—	1,478	—	1,478
Impact of inventory step-up [a]	—	—	—	380
Adjusted gross profit [b]	$282,371	$255,185	$813,084	$731,579

Gross margin [c]	41.9%	39.3%	41.0%	39.7%
Adjusted gross margin [c]	41.7%	40.0%	41.0%	39.8%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this press release because management believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

RECONCILIATION OF NET INCOME TO OPERATING INCOME

AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018
Net income	$52,463	$20,114	$151,942	$108,481
Interest expense—net	21,564	17,695	67,195	48,260
Loss on extinguishment of debt—net	6,857	—	5,903	917
Income tax expense	8,353	4,419	36,811	14,540
Operating income	89,237	42,228	261,851	172,198
Asset impairments and change in useful lives [a]	1,031	—	7,052	—
Reorganization related costs [a]	1,075	7,564	1,075	9,285
Recall accrual [a]	(2,053)	3,986	(3,988)	2,668
Asset held for sale gain [a]	(1,529)	—	(1,529)	—
Legal settlements [a]	—	—	(1,193)	(5,289)
Lease losses [a]	—	3,411	—	3,411
Distribution center closures [a]	—	3,886	—	3,046
Impact of inventory step-up [a]	—	—	—	380
Adjusted operating income [b]	$87,761	$61,075	$263,268	$185,699

Net revenues	$677,526	$636,558	$1,982,461	$1,834,762
Adjusted net revenues [c]	$676,722	$638,506	$1,982,070	$1,838,563

Operating margin [c]	13.2%	6.6%	13.2%	9.4%
Adjusted operating margin [c]	13.0%	9.6%	13.3%	10.1%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because management believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]

Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018
Net income	$52,463	$20,114	$151,942	$108,481
Depreciation and amortization	23,435	22,995	75,945	64,934
Interest expense—net	21,564	17,695	67,195	48,260
Income tax expense	8,353	4,419	36,811	14,540
EBITDA [a]	105,815	65,223	331,893	236,215
Stock-based compensation [b]	5,116	3,685	16,109	17,916
Loss on extinguishment of debt—net [c]	6,857	—	5,903	917
Asset impairments and change in useful lives [c]	1,031	—	2,143	—
Reorganization related costs [c]	1,075	7,564	1,075	9,285
Recall accrual [c]	(2,053)	3,986	(3,988)	2,668
Asset held for sale gain [c]	(1,529)	—	(1,529)	—
Legal settlements [c]	—	—	(1,193)	(5,289)
Lease losses [c]	—	3,411	—	3,411
Distribution center closures [c]	—	3,886	—	3,046
Impact of inventory step-up [c]	—	—	—	380
Adjusted EBITDA [a]	$116,312	$87,755	$350,413	$268,549

[a]

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense and income tax expense. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of stock-based compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this press release because management believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.

[b]	Represents non-cash compensation related to equity awards granted to employees.
[c]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.

RECONCILIATION OF NET INCOME TO TRAILING TWELVE MONTHS EBITDA

AND TRAILING TWELVE MONTHS ADJUSTED EBITDA

(In thousands)

(Unaudited)

Trailing Twelve Months
November 2,
2019
Net income	$179,192
Depreciation and amortization	102,568
Interest expense—net	86,704
Income tax expense	47,504
EBITDA [a]	415,968
Goodwill and tradename impairment [b]	32,086
Stock-based compensation [c]	22,315
Asset held for sale impairment—net [d]	6,968
Loss on extinguishment of debt—net [e]	5,903
Asset impairments and change in useful lives [f]	3,339
Reorganization related costs [g]	1,767
Recall accrual [h]	(5,037)
Legal settlement [i]	(1,193)
Adjusted EBITDA [a]	$482,116

[a]	Refer to footnote [a] within table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA.”
[b]	Represents goodwill and tradename impairment related to the Waterworks reporting unit.
[c]	Represents non-cash compensation related to equity awards granted to employees.
[d]	Represents impairment due to the sale of an owned Design Gallery and other land sales.
[e]

Includes a $6.7 million loss on extinguishment of debt related to the second lien term loan which was repaid in full in September 2019, as well as $0.2 million of accelerated debt issuance costs related to early repayment of a portion of the FILO term loan, which is partially offset by a $1.0 million gain on extinguishment of debt upon the maturity and settlement of the 2019 Notes in June 2019.

[f]	Represents a $1.2 million inventory impairment charge related to holiday merchandise, an asset impairment of $1.6 million and a $0.5 million charge related to the termination of a service agreement.
[g]	Represents severance costs and related taxes associated with reorganizations.
[h]	Represents adjustments to net revenues, cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments, and vendor and insurance claims.
[i]	Represents a legal settlement.

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT AND

RATIO OF TOTAL NET DEBT TO TRAILING TWELVE MONTHS ADJUSTED EBITDA

(In thousands)

(Unaudited)

	November 2,	Interest
	2019	Rate [a]
Asset based credit facility	$—	3.44%
FILO term loan	90,000	4.69%
Equipment promissory notes	58,720	4.56%
Convertible senior notes due 2020 [b]	286,452	0.00%
Convertible senior notes due 2023 [b]	266,026	0.00%
Convertible senior notes due 2024 [b]	264,552	0.00%
Notes payable for share repurchases	18,741	4.97%
Total debt	$984,491
Cash and cash equivalents	(38,253)
Total net debt	$946,238

Trailing twelve months Adjusted EBITDA [c]	$482,116

Ratio of total net debt to trailing twelve months Adjusted EBITDA [c]	2.0

[a]	The interest rates for the equipment promissory notes and notes payable for share repurchases represent the weighted-average interest rates.
[b]	Amounts exclude discounts upon original issuance and third party offering costs.
[c]

The ratio of total net debt to trailing twelve months Adjusted EBITDA is calculated by dividing total net debt by trailing twelve months Adjusted EBITDA. Refer to table titled “Reconciliation of Net Income to Trailing Twelve Months EBITDA and Trailing Twelve Months Adjusted EBITDA” and the related footnotes for definitions of EBITDA and Adjusted EBITDA and a reconciliation of trailing twelve months Adjusted EBITDA.

ASC 842 IMPACT OF ADOPTION

(In thousands)

(Unaudited)

We adopted Accounting Standards Update (“ASU”) 2016‑02, ASU 2018-10 and ASU 2018-11 (together, “ASC 842”), which pertain to accounting for leases, on February 3, 2019, the first day of our first fiscal quarter of 2019, using a modified retrospective approach. Under this adoption method, the results of prior comparative periods are revised with an adjustment to opening retained earnings of fiscal 2017.

Condensed Consolidated Statements of Income

The following tables summarize the impact of adopting ASC 842 on our fiscal 2018 annual and quarterly condensed consolidated statements of income:

	Year Ended February 2, 2019
	As Reported	Adjustment		As Adjusted
Net revenues	$2,505,653	$—		$2,505,653
Cost of goods sold	1,504,806	15,270	[a]	1,520,076
Gross profit	1,000,847	(15,270)		985,577
Selling, general and administrative expenses	711,617	12,224	[b][c]	723,841
Income from operations	289,230	(27,494)		261,736
Other expenses
Interest expense—net	75,074	(7,305)	[d]	67,769
Goodwill and tradename impairment	32,086	—		32,086
Loss on extinguishment of debt	917	—		917
Total other expenses	108,077	(7,305)		100,772
Income before income taxes	181,153	(20,189)		160,964
Income tax expense	30,514	(5,281)	[e]	25,233
Net income	$150,639	$(14,908)		$135,731
Weighted-average shares used in computing basic net income per share	21,613,678	—		21,613,678
Basic net income per share	$6.97	$(0.69)		$6.28
Weighted-average shares used in computing diluted net income per share	26,533,225	—		26,533,225
Diluted net income per share	$5.68	$(0.56)		$5.12

	Three Months Ended May 5, 2018
	As Reported	Adjustment		As Adjusted
Net revenues	$557,406	$—		$557,406
Cost of goods sold	345,371	2,702	[a]	348,073
Gross profit	212,035	(2,702)		209,333
Selling, general and administrative expenses	158,434	2,752	[b]	161,186
Income from operations	53,601	(5,454)		48,147
Interest expense—net	17,035	(1,937)	[d]	15,098
Income before income taxes	36,566	(3,517)		33,049
Income tax expense	8,507	(919)	[e]	7,588
Net income	$28,059	$(2,598)		$25,461
Weighted-average shares used in computing basic net income per share	21,545,025	—		21,545,025
Basic net income per share	$1.30	$(0.12)		$1.18
Weighted-average shares used in computing diluted net income per share	25,230,228	—		25,230,228
Diluted net income per share	$1.11	$(0.10)		$1.01

	Three Months Ended August 4, 2018
	As Reported	Adjustment	As Adjusted
Net revenues	$640,798	$—		$640,798
Cost of goods sold	369,198	3,256	[a]	372,454
Gross profit	271,600	(3,256)		268,344
Selling, general and administrative expenses	186,225	296	[b]	186,521
Income from operations	85,375	(3,552)		81,823
Other expenses
Interest expense—net	17,480	(2,013)	[d]	15,467
Loss on extinguishment of debt	917	—		917
Total other expenses	18,397	(2,013)		16,384
Income before income taxes	66,978	(1,539)		65,439
Income tax expense	2,936	(403)	[e]	2,533
Net income	$64,042	$(1,136)		$62,906
Weighted-average shares used in computing basic net income per share	21,925,702	—		21,925,702
Basic net income per share	$2.92	$(0.05)		$2.87
Weighted-average shares used in computing diluted net income per share	27,496,561	—		27,496,561
Diluted net income per share	$2.33	$(0.04)		$2.29

	Three Months Ended November 3, 2018
	As Reported	Adjustment	As Adjusted
Net revenues	$636,558	$—		$636,558
Cost of goods sold	382,047	4,490	[a]	386,537
Gross profit	254,511	(4,490)		250,021
Selling, general and administrative expenses	207,495	298	[b]	207,793
Income from operations	47,016	(4,788)		42,228
Interest expense—net	19,371	(1,676)	[d]	17,695
Income before income taxes	27,645	(3,112)		24,533
Income tax expense	5,234	(815)	[e]	4,419
Net income	$22,411	$(2,297)		$20,114
Weighted-average shares used in computing basic net income per share	22,082,141	—		22,082,141
Basic net income per share	$1.01	$(0.10)		$0.91
Weighted-average shares used in computing diluted net income per share	27,703,319	—		27,703,319
Diluted net income per share	$0.81	$(0.08)		$0.73

	Three Months Ended February 2, 2019
	As Reported	Adjustment	As Adjusted
Net revenues	$670,891	$—		$670,891
Cost of goods sold	408,190	4,822	[a]	413,012
Gross profit	262,701	(4,822)		257,879
Selling, general and administrative expenses	159,463	8,878	[b][c]	168,341
Income from operations	103,238	(13,700)		89,538
Other expenses
Interest expense—net	21,188	(1,679)	[d]	19,509
Goodwill and tradename impairment	32,086	—		32,086
Total other expenses	53,274	(1,679)		51,595
Income before income taxes	49,964	(12,021)		37,943
Income tax expense	13,837	(3,144)	[e]	10,693
Net income	$36,127	$(8,877)		$27,250
Weighted-average shares used in computing basic net income per share	20,901,841	—		20,901,841
Basic net income per share	$1.73	$(0.43)		$1.30
Weighted-average shares used in computing diluted net income per share	25,702,791	—		25,702,791
Diluted net income per share	$1.41	$(0.35)		$1.06

[a]	Represents the acceleration of lease costs primarily due to reclassification of certain leases from build-to-suit arrangements to finance lease right-of-use assets upon adoption of ASC 842.

[b]

The year ended February 2, 2019 and three months ended May 5, 2018 include lease costs of $1.2 million associated with a location that were previously accounted for under ASC 420—Exit or Disposal Cost Obligations guidance.

[c]	The year ended February 2, 2019 and three months ended February 2, 2019 include an impairment of approximately $8.5 million related to an asset held for sale under a sale-leaseback transaction.
[d]

Represents a decrease in build-to-suit interest expense due to derecognition of build-to-suit arrangements upon adoption of ASC 842, partially offset by an increase in interest expense related to finance lease right-of-use assets.

[e]	Represents the tax impact of the income statement adjustments resulting from the adoption of ASC 842.

Condensed Consolidated Balance Sheet

The following table summarizes the impact of adopting ASC 842 on certain line items of our fiscal 2018 condensed consolidated balance sheet:

	February 2, 2019
	As Reported	Adjustment		As Adjusted
Other current assets	$144,943	$21,274	[a]	$166,217
Property and equipment—net	863,562	89,395	[b]	952,957
Operating lease right-of-use assets	—	440,504	[c]	440,504
Other non-current assets	49,378	65,811	[d]	115,189
Accounts payable and accrued expenses	320,441	56	[e]	320,497
Operating lease liabilities	—	66,249	[c]	66,249
Deferred revenue, customer deposits and other current liabilities	253,942	8,109	[f]	262,051
Financing obligations under built-to-suit lease transactions	228,928	(228,928)	[g]	—
Non-current operating lease liabilities	—	437,557	[c]	437,557
Non-current finance lease liabilities	—	421,245	[f]	421,245
Other non-current obligations	104,088	(71,576)	[h]	32,512
Total stockholders’ deficit	(22,962)	(15,728)	[i]	(38,690)

[a]

Includes the recognition of asset held for sale under a sale-leaseback transaction, partially offset by the reclassification of prepaid rent to operating lease liabilities and other current liabilities (for finance leases).

[b]

Represents (i) recognition of finance lease right-of-use assets, partially offset by (ii) derecognition of non-Company owned properties that were capitalized under previously existing build-to-suit accounting policies, (iii) reclassification of construction in progress assets determined to be landlord assets to other non-current assets and (iv) reclassification of initial direct costs related to operating leases to operating lease right-of-use assets.

[c]

Represents recognition of operating lease right-of-use assets and corresponding current and non-current lease liabilities. The operating lease right-of-use asset also includes the reclassification of deferred rent and unamortized lease incentives related to operating leases and the reclassification of initial direct costs from property and equipment—net.

[d]

Primarily represents reclassification from property and equipment—net of construction in progress assets determined to be landlord assets for which the lease has not yet commenced, as well as the recognition of net deferred tax assets related to the adoption of ASC 842.

[e]	Represents a reclassification of an accrual for real estate taxes.
[f]

Primarily represents recognition of the current and non-current finance lease liabilities. The other current liabilities line item also includes the reclassification of current obligations associated with leases previously reported as capital leases to finance lease liabilities.

[g]	Represents derecognition of liabilities related to non-Company owned properties that were consolidated under previously existing build-to-suit accounting policies.
[h]

Includes reclassification of deferred rent and unamortized lease incentives to operating lease right-of-use assets upon adoption of ASC 842, as well as derecognition of the net lease loss liabilities as such balances were reclassified to operating lease right-of-use assets and operating current and non-current liabilities, and the reclassification of non-current obligations associated with leases previously reported as capital leases to finance lease liabilities.

[i]

Represents a decrease to the consolidated net income for fiscal 2017 and fiscal 2018, as well as an increase of $4.0 million to beginning fiscal 2017 retained earnings related to the adoption of ASC 842.

ASC 842: Reconciliation of Net Income to Adjusted Net Income

The following table presents our adjusted reconciliation of net income to adjusted net income for the quarterly and annual fiscal 2018 periods:

	Fiscal 2018
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
Net income	$25,461	$62,906	$20,114	$27,250	$135,731
Adjustments pre-tax:
Net revenues:
Recall accrual [a]	—	1,853	1,948	932	4,733
Cost of goods sold:
Recall accrual [a]	(254)	(3,262)	1,738	(2,361)	(4,139)
Asset impairments and change in useful lives [b]	—	—	—	3,807	3,807
Distribution center closures [c]	—	—	1,478	—	1,478
Impact of inventory step-up [d]	190	190	—	—	380
Selling, general and administrative expenses:
Reorganization related costs [e]	—	1,721	7,564	692	9,977
Asset held for sale impairment [f]	—	—	—	8,497	8,497
Lease losses [g]	—	—	3,411	—	3,411
Distribution center closures [c]	(840)	—	2,408	—	1,568
Recall accrual [a]	—	345	300	380	1,025
Legal settlement [h]	1,915	(7,204)	—	—	(5,289)
Other expenses:
Amortization of debt discount [i]	7,272	9,000	11,283	11,661	39,216
Goodwill and tradename impairment [j]	—	—	—	32,086	32,086
Loss on extinguishment of debt [k]	—	917	—	—	917
Subtotal adjusted items	8,283	3,560	30,130	55,694	97,667
Impact of income tax items [l]	(1,092)	(11,957)	(7,060)	(8,971)	(29,080)
Adjusted net income [m]	$32,652	$54,509	$43,184	$73,973	$204,318

[a]	Represents adjustments to net revenues and cost of goods sold, inventory charges associated with product recalls, as well as accrual adjustments and vendor claims.
[b]

The adjustment includes accelerated depreciation expense of $2.6 million due to a change in the estimated useful lives of certain assets and a $1.2 million inventory impairment charge related to holiday merchandise.

[c]	Represents disposals of inventory and property and equipment, lease related charges, inventory transfer costs and other costs associated with distribution center closures.
[d]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[e]

Represents severance costs and related taxes associated with reorganizations, including severance related to the closure of distribution centers and the Dallas customer call center as part of our supply chain reorganization.

[f]	Represents the impairment recorded upon reclassification of an owned Design Gallery as held for sale.
[g]

Represents additional lease related charges due to the remeasurement of the lease loss liability for RH Contemporary Art resulting from an update to both the timing and the amount of future estimated lease related cash inflows.

[h]	Represents a legal settlement, net of related legal expenses.
[i]

Refer to footnote [g] within table titled “Reconciliation of GAAP Net Income to Adjusted Net Income.” Amounts are presented net of interest capitalized for capital projects of $0.6 million, $0.8 million, $0.7 million and $0.6 million during the first, second, third and fourth quarters of fiscal 2018, respectively. Fiscal 2018 is presented net of interest capitalized for capital projects of $2.7 million.

[j]	Represents goodwill and tradename impairment related to the Waterworks reporting unit.
[k]

Represents the loss on extinguishment of debt related to the LILO term loan, the promissory note secured by our aircraft and the equipment security notes, all of which were repaid in full in June 2018.

[l]

Assumes a normalized tax rate of 21% for each period presented. These amounts have been revised to reflect a 21% normalized tax rate in order to aid in the comparability of these metrics to our fiscal 2019 results and outlook.

[m]	Refer to footnote [j] within table titled “Reconciliation of GAAP Net Income to Adjusted Net Income.”

ASC 842: Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share

The following table presents our adjusted reconciliation of diluted net income per share to adjusted diluted net income per share for the quarterly and annual fiscal 2018 periods:

	Fiscal 2018
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
Diluted net income per share	$1.01	$2.29	$0.73	$1.06	$5.12

Pro forma diluted net income per share [a]	$1.01	$2.32	$0.74	$1.07	$5.18
Per share impact of adjustments (pre-tax) [b]:
Amortization of debt discount	0.29	0.34	0.42	0.46	1.50
Goodwill and tradename impairment	—	—	—	1.27	1.23
Reorganization related costs	—	0.06	0.28	0.03	0.38
Asset held for sale impairment	—	—	—	0.34	0.32
Asset impairments and change in useful lives	—	—	—	0.14	0.14
Lease losses	—	—	0.12	—	0.13
Distribution center closures	(0.04)	—	0.14	—	0.12
Recall accrual	(0.01)	(0.04)	0.15	(0.04)	0.06
Loss on extinguishment of debt	—	0.03	—	—	0.04
Impact of inventory step-up	0.01	0.01	—	—	0.01
Legal settlement	0.08	(0.27)	—	—	(0.20)
Subtotal adjusted items	0.33	0.13	1.11	2.20	3.73
Impact of income tax items [b]	(0.05)	(0.44)	(0.25)	(0.35)	(1.11)
Adjusted diluted net income per share [c]	$1.29	$2.01	$1.60	$2.92	$7.80

[a]

Refer to footnote [a] within table titled “Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share.” Pro forma diluted net income per share for the second quarter of fiscal 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 27,084,293, which excludes dilution related to the 2019 Notes and 2020 Notes of 412,268 shares. Pro forma diluted net income per share for the third quarter of fiscal 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 27,048,517, which excludes dilution related to the 2019 Notes and 2020 Notes of 654,802 shares. Pro forma diluted net income per share for the fourth quarter of fiscal 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 25,360,886, which excludes dilution related to the 2019 Notes and 2020 Notes of 341,905 shares. Pro forma diluted net income per share for fiscal 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,180,981, which excludes dilution related to the 2019 Notes and 2020 Notes of 352,244 shares.

[b]	Refer to above table titled “ASC 842: Reconciliation of Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]	Refer to footnote [c] within table titled “Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share.”

ASC 842: Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit

The following table presents our adjusted reconciliation of net revenues to adjusted net revenues and gross profit to adjusted gross profit for the quarterly and annual fiscal 2018 periods:

	Fiscal 2018
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
Net revenues	$557,406	$640,798	$636,558	$670,891	$2,505,653
Recall accrual [a]	—	1,853	1,948	932	4,733
Adjusted net revenues [b]	$557,406	$642,651	$638,506	$671,823	$2,510,386

Gross profit	$209,333	$268,344	$250,021	$257,879	$985,577
Recall accrual [a]	(254)	(1,409)	3,686	(1,429)	594
Asset impairments and change in useful lives [a]	—	—	—	3,807	3,807
Distribution center closures [a]	—	—	1,478	—	1,478
Impact of inventory step-up [a]	190	190	—	—	380
Adjusted gross profit [b]	$209,269	$267,125	$255,185	$260,257	$991,836

Gross margin [c]	37.6%	41.9%	39.3%	38.4%	39.3%
Adjusted gross margin [c]	37.5%	41.6%	40.0%	38.7%	39.5%

[a]	Refer to above table titled “ASC 842: Reconciliation of Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Refer to footnote [b] within table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit.”
[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

ASC 842: Reconciliation of Net Income to Operating Income and Adjusted Operating Income

The following table presents our adjusted reconciliation of net income to operating income and adjusted operating income for the quarterly and annual fiscal 2018 periods:

	Fiscal 2018
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
Net income	$25,461	$62,906	$20,114	$27,250	$135,731
Interest expense—net	15,098	15,467	17,695	19,509	67,769
Goodwill and tradename impairment	—	—	—	32,086	32,086
Loss on extinguishment of debt	—	917	—	—	917
Income tax expense	7,588	2,533	4,419	10,693	25,233
Operating income	48,147	81,823	42,228	89,538	261,736
Reorganization related costs [a]	—	1,721	7,564	692	9,977
Asset held for sale impairment [a]	—	—	—	8,497	8,497
Asset impairments and change in useful lives [a]	—	—	—	3,807	3,807
Lease losses [a]	—	—	3,411	—	3,411
Distribution center closures [a]	(840)	—	3,886	—	3,046
Recall accrual [a]	(254)	(1,064)	3,986	(1,049)	1,619
Impact of inventory step-up [a]	190	190	—	—	380
Legal settlement [a]	1,915	(7,204)	—	—	(5,289)
Adjusted operating income [b]	$49,158	$75,466	$61,075	$101,485	$287,184

Net revenues	$557,406	$640,798	$636,558	$670,891	$2,505,653
Adjusted net revenues [c]	$557,406	$642,651	$638,506	$671,823	$2,510,386

Operating margin [c]	8.6%	12.8%	6.6%	13.3%	10.4%
Adjusted operating margin [c]	8.8%	11.7%	9.6%	15.1%	11.4%

[a]	Refer to above table titled “ASC 842: Reconciliation of Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Refer to footnote [b] within table titled “Reconciliation of Net Income to Operating Income and Adjusted Operating Income.”
[c]

Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to above table titled “ASC 842: Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

ASC 842: Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Fiscal 2018
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
Net income	$25,461	$62,906	$20,114	$27,250	$135,731
Depreciation and amortization	20,585	21,354	22,995	26,623	91,557
Interest expense—net	15,098	15,467	17,695	19,509	67,769
Income tax expense	7,588	2,533	4,419	10,693	25,233
EBITDA [a]	68,732	102,260	65,223	84,075	320,290
Goodwill and tradename impairment [b]	—	—	—	32,086	32,086
Stock-based compensation [c]	7,997	6,234	3,685	6,206	24,122
Reorganization related costs [b]	—	1,721	7,564	692	9,977
Asset held for sale impairment [b]	—	—	—	8,497	8,497
Lease losses [b]	—	—	3,411	—	3,411
Distribution center closures [b]	(840)	—	3,886	—	3,046
Recall accrual [b]	(254)	(1,064)	3,986	(1,049)	1,619
Asset impairments and change in useful lives [b]	—	—	—	1,196	1,196
Loss on extinguishment of debt [b]	—	917	—	—	917
Impact of inventory step-up [b]	190	190	—	—	380
Legal settlement [b]	1,915	(7,204)	—	—	(5,289)
Adjusted EBITDA [a]	$77,740	$103,054	$87,755	$131,703	$400,252

[a]	Refer to footnote [a] within table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA.”
[b]	Refer to table titled “ASC 842: Reconciliation of Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]	Represents non-cash compensation related to equity awards granted to employees.

ESTIMATED DILUTED SHARES OUTSTANDING

(In millions)

	Q4 2019 Average Stock Price
	$140	$160	$180	$200	$220	$240
Q4 2019 adjusted diluted shares outstanding [a]	23.23	23.57	23.88	24.27	24.79	25.15

	Implied Fiscal 2019 Average Stock Price
	$135	$140	$145	$150	$155	$160
Fiscal 2019 adjusted diluted shares outstanding [a]	23.38	23.47	23.55	23.64	23.78	23.87

Note: The table above is intended to demonstrate the impact of increasing stock prices on our adjusted diluted shares outstanding due to 1) additional in-the-money options and 2) the higher cost of acquired shares under the treasury stock method. The 2019 Notes matured on June 15, 2019 and will not have an impact of the Company’s dilutive share count post-maturity.

For GAAP purposes, we will incur dilution above the lower strike prices of our 2020 Notes, 2023 Notes and 2024 Notes of $118.13, $193.65 and $211.40, respectively. However, no additional shares will be included in our adjusted diluted shares outstanding calculation between $118.13 and $189.00 for our 2020 Notes, between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $189.00, $309.84 and $338.24, we will incur dilution related to the 2020 Notes, 2023 Notes and 2024 Notes, respectively, and would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the adjusted diluted shares outstanding scenarios above based on the exercise prices of $46.50, $75.43 and $50.00 for the November 2012, July 2013 and May 2017 grants, respectively.

[a]

The Q4 2019 adjusted diluted shares outstanding include 0.140 million, 0.358 million and 0.540 million incremental shares at $200, $220 and $240 average share prices, respectively, due to dilution from the convertible notes. The Fiscal 2019 adjusted diluted shares outstanding include 0.035 million, 0.089 million and 0.135 million incremental shares at $150, $155 and $160 average share prices, respectively, due to dilution from the convertible notes.